Exhibit 99.1

Contact:	TBD
comScore, Inc.
TBD press@comscore.com

comScore Appoints Carol DiBattiste as General Counsel & Chief Privacy and People Officer

Expert in Compliance and Risk Management Brings Extensive Public and Private Experience to the

Cross-Platform Measurement Company

RESTON, VA, January 12, 2016 – comScore (NASDAQ: SCOR) today announced that Carol DiBattiste will join comScore as General Counsel & Chief Privacy and People Officer on January 23, 2017. A recognized expert in legal, compliance, enterprise risk and change management, Ms. DiBattiste brings extensive legal, privacy, compliance and human resources leadership experience from both the public and private sectors. Most recently, she served as the Executive in Charge and Vice Chairman of the Board of Veterans’ Appeals at the U.S. Department of Veterans Affairs.

“I’m delighted to welcome Carol to comScore,” said comScore Chief Executive Officer Gian Fulgoni. “She brings a depth of experience gained from an impressive career that has included executive positions at technology and big data companies, as well as significant public service. Carol is the right person to join comScore’s leadership team as we redefine measurement in a dynamic cross-platform world.”

In the private sector, Ms. DiBattiste served as Chief Privacy Officer at ChoicePoint, where she also served as General Counsel and Chief Compliance Officer. Choicepoint was acquired by Reed Elsevier/LexisNexis during her tenure. At LexisNexis/Reed Elsevier, she served as Senior Vice President, Privacy and Security. She has also served as General Counsel and Chief Administrative Officer at Geeknet, Inc., and Chief Legal, Privacy and Administrative Officer at Education Management Corporation. Previously, Ms. DiBattiste was a partner in the international law firm of Holland & Knight where her specialties included government relations, corporate diversity counseling, and civil and criminal litigation.

Ms. DiBattiste’s public sector work has included senior executive positions in the Departments of Defense, Justice, and Homeland Security. Among her many distinguished roles, she served as the Under Secretary of the United States Air Force, Department of Defense, confirmed by the U.S. Senate, where she led a $70 billion, 710,000 military and civilian department responsible for recruiting, training and education, and readiness, and earlier as Principal Deputy General Counsel for the U.S. Navy. She was also the Deputy Administrator of the Transportation Security Administration (TSA), Department of Homeland Security, where she led a $5.3 billion, 55,000-employee agency. Ms. DiBattiste also served as a federal prosecutor and Deputy United States Attorney in the Southern District of Florida and as the Director of the Executive Office for United States Attorneys, where she led the operations of the 93 United States Attorneys Offices nationwide.

“Carol’s distinguished and varied career is knitted together by an unwavering commitment to integrity, accountability and success,” said comScore Board Chairman Bill Henderson. “The experience and leadership skills she brings are exactly the mix we need right now to continue to move comScore forward.”

“comScore’s track record of innovation, leading-edge technology and impressive efforts to redefine media measurement make it an exciting place to be,” said Ms. DiBattiste. “I am honored to be joining the team at comScore.”

Ms. DiBattiste graduated with a B.A. from LaSalle University, and has a J.D. from Temple University School of Law and an L.L.M. from Columbia University School of Law. In addition, she has completed the Strategic Leadership Program at Harvard Business School and served in the U.S. Air Force as an officer and judge advocate (JAG).

Ms. DiBattiste will succeed Chris Lin, current Executive Vice President, General Counsel and Chief Privacy Officer who joined comScore in 2001. “It has been a privilege to work with Chris for the sixteen years she has served comScore,” said Gian Fulgoni “Her tireless work helped transform us from an early stage startup through a period of growth, our IPO, and our initial phase of being a public company. I’m very pleased she has agreed to remain a consultant to assist us with this transition.” comScore Board Chairman Bill Henderson noted, “I’ve had the pleasure of knowing Chris since she joined comScore and have always admired and respected her unique skills and contributions to the company. I thank her for her years of service at the company.”

About comScore

comScore, Inc. (NASDAQ: SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

PAGE 2